Exhibit 5.1

[November] [DAY], 2018

Nippon Steel & Sumitomo Metal Corporation

6-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8071

Japan

Registration Statement on Form F-4 of Nippon Steel & Sumitomo Metal Corporation

Dear Sirs:

We have acted as Japanese counsel for Nippon Steel & Sumitomo Metal Corporation, a corporation organized under the laws of Japan (“NSSMC”), and have been requested by NSSMC to give this opinion in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by NSSMC with the United States Securities and Exchange Commission on [November] [DAY], 2018 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain treasury shares (the “Shares”) of common stock of NSSMC to be transferred to United States shareholders of record of common stock of Nisshin Steel Co., Ltd. (“Nisshin Steel”) as a result of the exchange of shares (the “Share Exchange”) of NSSMC with shares of Nisshin Steel pursuant to the Share Exchange Agreement (as defined below).

For the purpose of this opinion we have examined, among other things, the following documents:

(a)	Certified copies of commercial register of each of NSSMC and Nisshin Steel;

(b)	Certified copies of the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of NSSMC and Nisshin Steel;

(c)	A certified extract copy of minutes of the meeting of the Board of Directors of NSSMC held on May 16, 2018;

(d)	A copy of the Share Exchange Agreement dated May 16, 2018 between NSSMC and Nisshin Steel relating to the Share Exchange (the “Share Exchange Agreement”);

(e)	A copy of the Registration Statement dated [November] [DAY], 2018 and all attachments thereto;

(f)	The form of convocation notice of the Extraordinary general meeting of shareholders of Nisshin Steel, scheduled to be held on [MONTH] [DAY], 2018, and attachments thereto;

(g)

A copy of a document evidencing the balance of treasury shares of NSSMC recorded at NSSMC’s account at Japan Securities Depository Center, Inc. through an account management institution as of [MONTH] [DAY], 2018; and

(h)	A certificate of NSSMC dated [MONTH] [DAY], 2018 executed by [NAME], [TITLE].

We have also examined such other certificates and corporate documents of NSSMC as well as such other matters, documents and records, and have considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

(A)

When the Shares will have been duly delivered to the United States holders of record of common stock of Nisshin Steel pursuant to and in accordance with the terms and conditions set forth in the Share Exchange Agreement, the Shares will be legally issued, fully paid and non-assessable shares of NSSMC; and

(B)

The statements set forth in the Registration Statement under the caption “Taxation—Japanese Tax Consequences,” insofar as they purport to describe generally or summarize the matters of the laws of Japan referred to thereunder, are correct in all material respects.

The foregoing opinion is limited solely to the laws of Japan effective as of the date hereof and we neither express nor imply any opinion on, or in respect of, the laws of any country or jurisdiction other than Japan. In giving the opinion set forth above, we have relied, as to matters involving the application of the laws of the federal laws of the United States of America, upon the opinion of Sullivan & Cromwell LLP, the United States counsel to NSSMC, addressed to NSSMC and dated the date hereof.

In rendering the foregoing opinion, we have relied (without having conducted any independent investigation with respect thereto), as to certain factual matters, upon the documents referred to in paragraphs (a) through (h) above, and other certificates of officers or any other authorized persons of NSSMC or public officials as we have deemed appropriate as a basis for the opinion expressed herein, in particular, as to the correctness and conformity of the statements with the relevant facts thereof included, expressly or impliedly, in such certificates.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) all natural person-signatories who have executed or delivered the Share Exchange Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient and competent legal capacity to take such actions; (vi) each party (other than NSSMC) to each of the Share Exchange Agreement and all other documents related thereto is an entity duly organized, validly existing, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (vii) each of the Share Exchange Agreement and all other documents related thereto has been duly authorized by all parties thereto (other than NSSMC); (viii) each of the Share Exchange Agreement and all other documents related thereto has been duly executed and delivered by all parties thereto; (ix) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, any of the Share Exchange, the Share Exchange Agreement, and all other documents related thereto; (x) each of the Share Exchange, the Share Exchange Agreement and all other documents related thereto has not been or will not be cancelled or amended; and (xi) all necessary governmental authorization, permits, consents and approvals have been or will be granted, acquired or completed. We have not independently verified any of the matters in (i) to (xi) above.

We have also assumed, for the purpose of rendering this opinion, that (i) the Share Exchange Agreement will be duly approved at the Extraordinary general meeting of shareholders of Nisshin Steel scheduled to be held on [MONTH] [DAY], 2018 and such approval will not be cancelled or revoked, (ii) each of NSSMC and Nisshin Steel will duly comply with all other procedural requirements imposed by the applicable laws and regulations including the Companies Act of Japan in connection with the Share Exchange, and (iii) all of the Shares to be delivered to the United States holders of record of common stock of Nisshin Steel pursuant to the Share Exchange Agreement so approved will be treasury shares of common stock of NSSMC.

The opinion expressed in paragraph (A) above is based on the assumption that (a) NSSMC has duly complied with all the requirements imposed by applicable laws and regulations, including the Companies Act of Japan, and the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of NSSMC, in connection with the issuance of all of the Shares, and all of the Shares have been fully paid, duly and effectively issued and delivered, (b) NSSMC has duly complied with all the requirements imposed by applicable laws and regulations, including the Companies Act of Japan, and the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of NSSMC, in connection with the repurchase of the Shares, and each time when NSSMC repurchased or otherwise acquired the Shares, all of the Shares have been duly acquired by, and transferred and delivered to NSSMC, whereby good and valid title to all of the Shares have been passed upon to NSSMC, and (c) thereafter and until the date of delivery of the Shares pursuant to the Share Exchange Agreement, except as contemplated under the Share Exchange Agreement, NSSMC has not sold, encumbered, cancelled or otherwise disposed of the Shares, nor has there been, by operation of law or otherwise, any sale, cancellation, disposal, lien, encumbrance or any other security interest made or created over the Shares, nor have the Shares been subject to any order of attachment, preliminary attachment, other compulsory execution or preliminary injunctive relief.

The foregoing opinion is subject to the following qualifications and limitations:

(i)

This opinion is strictly limited to the matters stated herein and may not be construed as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information contained in the documents referred to in paragraphs (a) through (h) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and interpreted as of the date hereof;

(iii)

We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)

The opinion expressed above is subject to applicable bankruptcy, corporate reorganization, civil rehabilitation, insolvency, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)

The opinion expressed above is subject to any applicable statutes of limitation and lapse of time, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)

We express no opinion with regard to (i) any matters relating to tax law (except where we have expressly opined on such matters in the opinions above), or (ii) any amendments, supplements, renewals, extensions or other modifications, except as expressly provided herein, of any documents, instruments or agreements referred to herein, executed after the date of this opinion;

(viii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs;

(ix)

In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court; and

(x)	The opinion is given as of the date hereof, and no obligation is undertaken to advise NSSMC of any changes in any matters set forth herein after the date hereof.

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than your United States counsel, Sullivan & Cromwell LLP, acting in that capacity in relation to the Registration Statement without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/[●]/ Ryutaro Nakayama